Exhibit 99.1

VAALCO ENERGY, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2025 RESULTS

HOUSTON – March 12, 2026 - VAALCO Energy, Inc. (NYSE: EGY, LSE: EGY) (“Vaalco” or the “Company”) today reported operational and financial results for the fourth quarter and full year of 2025, including year-end 2025 reserves. Additionally, the Company provided operational and financial guidance for the first quarter and full year of 2026.
2025 Full Year Highlights:
•Sold 17,452 net revenue interest (“NRI”)(1) barrels of oil equivalent per day (“BOEPD”), above the high end of the Company's increased guidance, while delivering production of 16,556 NRI(1) BOEPD or 21,160 working interest (“WI”)(2) BOEPD, both above the midpoint of Vaalco's increased guidance;
•Reported full year (“FY”) 2025 net loss of $41.4 million ($0.40 per diluted share) and Adjusted Net Loss(3) of $4.0 million ($0.04 per diluted share);
•Generated Adjusted EBITDAX(3) of $173.4 million and net cash from operating activities of $212.7 million in FY 2025;
•Reported year-end 2025 SEC proved reserves of 43.0 million barrels of oil equivalent (“MMBOE”), which included 4 MMBOE of positive revisions, organic additions and extensions, replacing two-thirds of 2025 production;
•Entered into new reserves based lending facility with a current commitment level of $255 million and the ability to grow to $300 million;
•Continued strong collection of receivables in Egypt and at year end 2025 this balance had fallen to $31 million;
•Acquired 70% WI(3) in and will operate the CI-705 block in offshore Côte d’Ivoire, which covers approximately 2,300 square kilometers (“km2”) located in the prolific Tano basin and is approximately 70 km to the west of Vaalco’s CI-40 Block; and
•Returned $26.5 million to shareholders in 2025 through dividends and has returned over $115 million to shareholders since Q4 2021 through dividends and share buybacks.
Fourth Quarter 2025 Highlights:

•Sold 18,566 NRI BOEPD, 10% above the high end of guidance, while production was 16,128 NRI(2) BOEPD or 20,729 WI(2) BOEPD;
•Reported net loss of $58.6 million ($0.56 per diluted share), Adjusted Net Loss(3) of $2.3 million ($0.02 per diluted share) and Adjusted EBITDAX(3) of $42.9 million; and
•Invested $100.1 million in capital expenditures, which included the successful start to the Gabon Phase Three Drilling Program, continued Côte d’Ivoire Floating Production Storage and Offloading vessel (“FPSO”) Dry
Dock refurbishment and key long leads for the upcoming 2026 drilling campaign in Côte d’Ivoire and drilling in
Egypt.
2026 Recent Key Items and Outlook:
•Confirmed as operator with a 60% WI in the Kossipo field on the CI-40 Block, located southwest of the Baobab field, with a field development plan (“FDP”) expected to be completed in second half of 2026;
◦Further information on the Kossipo field can be found in the Q4 2025 supplemental deck posted on Vaalco’s website;
•Divested all Canadian properties for $25.5 million with a closing date of February 19, 2026;
•Successfully drilled, completed and placed on production the Etame 15H-ST development well, confirming expectations from the ET-15P pilot well results;
•Planning a 2026 capital budget of $290 to $360 million, including a drilling campaign at Etame, expected completion of the FPSO Refurbishment/Reconnection Project, initial Phase 5 Drilling Program at Baobab and continued field activity in Egypt; and
•Declared quarterly cash dividend of $0.0625 per share of common stock to be paid on March 27, 2026.

(1)All NRI sales and production rates are Vaalco's working interest volumes less royalty volumes, where applicable.
(2)All WI production rates and volumes are Vaalco's working interest volumes, where applicable.
(3)Adjusted EBITDAX, Adjusted Net Income (Loss), Adjusted Working Capital, Free Cash Flow and Net Debt are Non-GAAP financial measures and are described and reconciled to the closest GAAP measure in the attached table under “Non-GAAP Financial Measures.”

George Maxwell, Vaalco’s Chief Executive Officer, commented, “In 2025, we successfully completed another year where we delivered consistent quarterly results that either met or exceeded our guidance. We repeatedly raised production and sales guidance in 2025 and continued to deliver on those increased guidance ranges. Operationally, we kicked off the Gabon Phase Three Drilling Campaign in Q4 2025, we continued to progress the FPSO project for Baobab and we successfully continued to drill in Egypt. Financially, we entered into a new reserves based lending facility with the ability to grow to $300 million and we ended 2025 with an additional $35 million in cash on hand compared to the prior quarter end and closed the year with a net debt position of around $1 million. We also generated $173 million in Adjusted EBITDAX, driven by strong sales and continued to have increased collections from our receivables, where all of our aged receivables are now largely current. We are particularly pleased with the progress our team have made in our Egyptian receivables in 2025. At the start of 2025 our outstanding accounts receivable for Egypt amounted to $113 million, and at year end 2025 this balance had fallen to $31 million even after invoicing over $129 million in revenue for the year. We are pleased to be working with strong partners and host nations that continue to be very positive toward capital investment in oil and gas projects.”

“In 2026, we began the year by divesting all of our Canadian assets, and increased our future growth potential in Côte d’Ivoire by being confirmed as operator with a 60% WI in the Kossipo field. The Kossipo field is a discovery with material oil in place, located in close proximity to our highly productive Baobab field on the CI-40 Block. We also have had a positive start to our Gabon drilling campaign with the ET-15H-ST well. Despite non-commercial Gamba sands in the West Etame exploration prospect, we are now using the well bore to side-track and drill another Gamba development well before moving to the SEENT and Ebouri platforms where we have several wells and workovers planned to enhance production, lower costs and potentially add reserves. The FPSO for Baobab is currently off the coast of South Africa and is expected to return to offshore Côte d’Ivoire by late March, with the field expected to restart in Q2 2026. Soon thereafter, we plan to start the Phase 5 Drilling Program at Baobab. We are well on our way to another successful year, as indicated by our 2026 guidance and believe that we are well positioned to deliver on our forecasted 225% organic production growth by 2030.”

Mr. Maxwell concluded, “I am proud of all that we have accomplished in these past five years and would like to thank our hard-working employees for helping us to achieve so many milestones. We have successfully grown Vaalco from a single asset delivering around 5,000 BOPD to a diversified, multi country operator well on our way to achieving our goal of 50,000 BOEPD. I believe that we are well positioned to continue to execute operationally and financially to achieve all of our growth targets and continue to generate and return value to our shareholders for the rest of the decade. Our track record of success in delivering results should provide our investors with assurance that we can execute on our expanded portfolio of opportunities.”
Operational Update

Gabon

The Company’s Phase Three Drilling Program in Gabon commenced in the fourth quarter of 2025 with the drilling of two pilot wells in the Etame field. Based on the results of the pilot wells, the Company proceeded with the drilling of the Etame 15H-ST1 development well in the 1V block of Etame in December 2025. The well was completed and placed on production in January 2026 confirming expectations from the ET-15P pilot well results. The Company recently announced that although the West Etame exploration well (ET-14P) encountered 10 meters of high quality sands, the target zone was water-bearing. The lower portion of the well will be plugged and abandoned but the well bore will be utilized and sidetracked in the upper portion of the well to drill the ET-14H development well in the Main Fault Block of Etame. Operations are expected to be completed in April.

After completing the program at the Etame platform, the Company expects to move the drill rig to the SEENT and Ebouri platforms where the Company has several wells and workovers planned to enhance production, lower costs and potentially add reserves.

In the Niosi and Guduma blocks, the partners initiated its 3D seismic campaign in November 2025 and was completed in January 2026. The seismic acquisition was executed to satisfy the minimum commitments under the terms of the Niosi PSC as well as to inform the decision on whether to proceed into the second exploration period for the Guduma Block.

Egypt

Vaalco conducted a drilling campaign in Egypt that began in December 2024 and concluded in the fourth quarter of 2025. During the fourth quarter of 2025, four development wells were drilled in the Eastern Desert, of which three were completed during the same period and the fourth well was completed in January 2026. The successful 2025 Egyptian drilling program included an exploration well in the H-Field, Eastern Desert, that opens a new development area with an initial flow rate of approximately 450 BOEPD. Additionally, continuous well interventions, workovers and optimization activities were carried out throughout the fourth quarter of 2025 to enhance production levels.

Côte d'Ivoire

In connection with the planned dry dock refurbishment, the Baobab FPSO ceased hydrocarbon production on January 31, 2025, with the final crude oil lifting in February 2025. The vessel departed the field in late March 2025 for Dubai for the refurbishment work, which was completed in February 2026. The Baobab FPSO has commenced mobilization back to Côte d’Ivoire and is expected to return to offshore Côte d’Ivoire by late March 2026. A rig has been secured for the planned development drilling program at Baobab which is expected to begin during the fourth quarter of 2026 after the FPSO returns to service. The drilling campaign is expected to bring meaningful additions to production from the main Baobab field in CI-40.

In February 2026, the Company was confirmed as the operator with a 60% WI in the Kossipo field on the CI-40 Block with a field development plan (“FDP”) to be completed in the second half of 2026. The field was discovered in 2002 with the Kossipo-1X well and later appraised in 2019 with the Kossipo-2A well, which tested at over 7,000 BOPD. Vaalco is continuing to analyze ocean bottom node (“OBN”) seismic data that was recently acquired which is helping to drive and derisk the Company’s updated evaluation and assisting with the FDP.

Equatorial Guinea

The Company owns a 60% WI in an undeveloped portion of Block P offshore Equatorial Guinea where it is the designated operator. The Company has an existing plan of development of the Venus field discovery on Block P, which focuses on key areas of drilling evaluations, facilities design, market inquiries and metocean review. Vaalco has completed the initial Front End Engineering and Design study that confirmed the viability of the development concept and is currently evaluating alternative technical solutions which may deliver enhanced economic value.

Canada

On February 5, 2026, Vaalco announced an agreement for the sale of all of its producing properties in Canada to a third party for approximately $25.5 million with a closing date of February 19, 2026. The Canadian properties were producing approximately 1,850 BOEPD at the time of the sale. Vaalco’s first quarter 2026 results will include January and prorated February Canadian production and financial results.

Year-End 2025 Reserves

Vaalco’s SEC proved reserves at December 31, 2025 decreased by 5% to 43.0 MMBOE. Year-end 2025 reserves included 17.5 MMBOE in proved developed reserves and 25.5 MMBOE in proved undeveloped reserves. The Company’s SEC reserves were prepared by its third-party independent reserve engineers, Netherland, Sewell & Associates, Inc., (“NSAI”) that has provided annual independent estimates of Vaalco’s year-end SEC reserves for over 16 years. In 2025, the Company added 2.8 MMBOE of SEC proved reserves due to positive revisions and 1.2 MMBOE of SEC proved reserves through extensions and additions. These additions were offset by 6.0 MMBOE of full year 2025 production. Vaalco had a reserve replacement ratio of 66% compared to the 6.0 MMBOE of production in 2025.

The standardized measure of Vaalco’s SEC proved reserves, utilizing SEC pricing increased to $410.0 million at December 31, 2025 from $379.4 million at December 31, 2024. This was primarily driven by the positive revisions, offset by widening differentials in Gabon and a decrease in year over year SEC prices which were utilized for the calculation and can be found in the Company’s Annual Report on Form 10-K disclosure, which is expected to be filed with the SEC no later than March 16, 2026.

MMBoe

Proved SEC Reserves at December 31, 2024	45.0
2025 Production	(6.0)
Revisions of Previous Estimates	2.8
Extensions and Additions	1.2
Proved SEC Reserves at December 31, 2025	43.0

At year-end 2025, NSAI provided the 2P WI CPR estimates of proven and probable reserves which were prepared in accordance with the definitions and guidelines set forth in the 2018 Petroleum Resources Management Systems approved by the Society of Petroleum Engineers as of December 31, 2025 using Vaalco’s management assumptions for future commodity pricing and costs shown below under “WI CPR Reserves”. The 2P WI CPR reserves attributable to Vaalco’s ownership are reported on a WI basis prior to deductions for government royalties. Management's year-end 2025 2P WI CPR estimate of reserves is 90.7 MMBOE to Vaalco’s WI, a decrease of 6% from 96.1 MMBOE at December 31, 2024. The present value discounted at 10% (“PV-10”) of Vaalco’s 2P WI CPR reserves at year-end 2025, utilizing management timing assumptions and escalated pricing and cost assumptions, is $858.8 million, up 26% from $684.1 million at December 31, 2024.

See “PV-10 Value and Probable Reserves” and “WI CPR Reserves” for additional information related to 2P WI CPR reserves and 2P PV-10.

Financial Update – Fourth Quarter of 2025
Vaalco reported a net loss of $58.6 million ($0.56 per diluted share) for Q4 2025 which was down compared with net income of $1.1 million ($0.01 per diluted share) in Q3 2025 and net income of $11.7 million ($0.11 per diluted share) in Q4 2024. The decrease in earnings compared with Q3 2025 and Q4 2024 was driven primarily by a non-cash impairment charge of $67.2 million to the carrying value of proved and unproved oil and gas properties for Vaalco’s Canadian assets reported as held for sale.
Adjusted EBITDAX totaled $42.9 million in Q4 2025, compared with $23.7 million in Q3 2025. The increase was primarily due to higher sales volumes and slightly higher realized pricing. Adjusted EBITDAX was down from $76.2 million generated in Q4 2024 primarily due to lower realized pricing and lower sales volumes.

Quarterly Summary - Sales and Net Revenue
$ in thousands	Three Months Ended December 31, 2025					Three Months Ended September 30, 2025
	Gabon	Egypt	Canada	Côte d'Ivoire	Total	Gabon	Egypt	Canada	Côte d'Ivoire	Total
Oil Sales	$56,238	$54,842	$2,966	$—	$114,046	$24,287	$58,271	$3,278	$—	$85,836
NGL Sales	—	—	1,444	—	1,444	—	—	1,418	—	1,418
Gas Sales	—	—	648	—	648	—	—	196	—	196
Gross Sales	56,238	54,842	5,058	—	116,138	24,287	58,271	4,892	—	87,450

Selling Costs & Carried Interest	1,305	(232)	(177)	—	896	495	(183)	(187)	—	125
Royalties & Taxes	(7,830)	(17,520)	(642)	—	(25,992)	(3,511)	(22,392)	(665)	—	(26,568)

Net Revenue	$49,713	$37,090	$4,239	$—	$91,042	$21,271	$35,696	$4,040	$—	$61,007

Oil Sales MMB (working interest)	970	1,009	56	—	2,035	383	995	52	—	1,430
Average Oil Price Received	$57.97	$54.14	$53.23	$—	$56.05	$63.46	$58.40	$62.75	$—	$60.04
Change					(7)%
Average Brent Price					$63.65					$69.04
Change					(8)%

Gas Sales MMCF (working interest)	—	—	402	—	402	—	—	429	—	429
Average Gas Price Received	—	—	$1.62	—	$1.61	—	—	$0.46	—	$0.46
Change					250%
Average Aeco Price ($USD)	—	—	$2.12	—	$2.12	—	—	$0.69	—	$0.69
Change					208%

NGL Sales MMB (working interest)	—	—	63	—	63	—	—	56	—	56
Average Liquids Price Received	—	—	$22.78	—	$22.78	—	—	$25.17	—	$25.17
Change					(9)%

Revenue and Sales	Q4 2025	Q4 2024	% Change Q4 2025 vs. Q4 2024	Q3 2025	% Change Q4 2025 vs. Q3 2025
Production (NRI BOEPD)	16,128	20,775	(22)%	15,405	5%
Sales (NRI BOE)	1,708,000	1,872,000	(9)%	1,180,000	45%
Realized commodity price ($/BOE)	$52.54	$64.77	(19)%	$51.26	2%
Commodity (Per BOE including realized commodity derivatives)	$52.59	$64.48	(18)%	$50.96	3%
Total commodity sales ($MM)	$91.0	$121.7	(25)%	$61.0	49%
In Q4 2025, Vaalco had a net revenue increase of $30.0 million or 49% compared to Q3 2025 primarily due to an increase in the total NRI sales volumes of 1,708 MBOE which was 45% higher than the Q3 2025 volumes of 1,180 MBOE and was lower compared to 1,872 MBOE for Q4 2024 and a higher average realized price received of $52.54 per BOE in Q4 2025 compared to $51.26 per BOE in Q3 2025. Q4 2025 NRI sales were 10% above the high end of Vaalco’s guidance. The higher sales and production volumes in Q4 2025 compared to Q3 2025 was primarily a result of a planned and successful full field maintenance shutdown in Gabon which occurred in July 2025.

Costs and Expenses	Q4 2025	Q4 2024	% Change Q4 2025 vs. Q4 2024	Q3 2025	% Change Q4 2025 vs. Q3 2025
Production expense, excluding offshore workovers and stock comp ($MM)	$43.0	$36.5	18%	$29.8	44%
Production expense, excluding offshore workovers ($/BOE)	$25.21	$19.52	29%	$25.24	—%
Offshore workover expense ($MM)	$0.1	$0.1	—%	$0.1	—%
Depreciation, depletion and amortization ($MM)	$30.8	$37.0	(17)%	$20.6	50%
Depreciation, depletion and amortization ($/BOE)	$18.06	$19.79	(9)%	$17.41	4%
General and administrative expense, excluding stock-based compensation ($MM)	$5.2	$7.1	(27)%	$7.2	(28)%
General and administrative expense, excluding stock-based compensation ($/BOE)	$3.04	$3.80	(20)%	$6.07	(50)%
Stock-based compensation expense ($MM)	$1.5	$1.4	8%	$1.7	(11%)
Current income tax expense (benefit) ($MM)	$5.2	$26.2	(80)%	$8.6	(39)%
Deferred income tax expense (benefit) ($MM)	$(9.8)	$(9.0)	9%	$(12.2)	(19%)

Total production expense (excluding offshore workovers and stock compensation) of $43.0 million in Q4 2025 increased by 44% compared to Q3 2025 and 18% compared to Q4 2024. The increase in Q4 2025 compared to Q3 2025 was driven by a 45% increase in sales volumes and compared to Q4 2024 was driven by an increase in production expenses in Gabon partially offset by a reduction in production expenses in Côte d’Ivoire. Q4 2025 production expense per BOE was at the low end of Vaalco’s guidance.

DD&A expense for Q4 2025 was $30.8 million, which was 50% higher than $20.6 million in Q3 2025 and 17% lower than $37.0 million in Q4 2024. The increase in Q4 2025 DD&A expense compared to Q3 2025 was due primarily to a 45% increase in sales volumes. The decrease in Q4 2025 DD&A expense compared to Q4 2024 was due primarily to a reduction in DD&A expenses in the Côte d’Ivoire segment.

General and administrative (“G&A”) expense, excluding stock-based compensation, decreased to $5.2 million in Q4 2025, compared to $7.2 million in Q3 2025 and $7.1 million in Q4 2024 primarily due to lower professional service fees and salaries and wages. Q4 2025 cash G&A was below the low end of the Company’s guidance range of $7 million to $9 million.

Non-cash stock-based compensation expense was $1.5 million for Q4 2025 compared to $1.7 million for Q3 2025 and $1.4 million for Q4 2024.

Exploration expense was $6.0 million for Q4 2025 compared to $0.4 million for Q3 2025. This Q4 amount was primarily attributable to seismic acquisition costs with Niosi and Guduma blocks in Gabon as well as costs related to the Egyptian exploration well in South Ghazalat determined to be non-commercial. The Q3 2025 amount was due to seismic acquisition costs with Niosi and Guduma blocks in Gabon. There were minimal exploration costs incurred in Q4 2024.

Total other income (expense), net, was an income of $1.6 million for Q4 2025 compared to an expense of $3.4 million for Q3 2025 and an expense of $9.7 million during Q4 2024. Other income (expense), net, includes gains or losses on derivatives, interest expense and foreign currency losses. As previously disclosed, during Q4 2024, the bargain purchase gain for the Baobab acquisition was reduced by $6.4 million.
Vaalco reported an income tax benefit for Q4 2025 of $4.6 million which was comprised of a $5.2 million current tax expense, offset by a deferred tax benefit of $9.8 million. Income tax benefit includes a $7.3 million favorable oil price adjustment as a result of the change in value of the government of Gabon’s allocation of Profit Oil between the time it was produced and the time it was taken in-kind. After excluding this impact, income taxes were $2.7 million for the period. Income tax expense for Q4 2024 was $17.2 million which is comprised of current tax expense of $26.2 million and deferred tax benefit of $9.0 million. Current quarter tax was impacted by non-deductible items (such as the Côte d’Ivoire transaction costs) and the change in market value of tax barrels due to Gabon State mark-to-market at quarter end.

Taxes paid by jurisdiction are as follows:

(in thousands)	Gabon	Egypt	Canada	Equatorial Guinea	Cote d'Ivoire	Corporate and Other	Total
Cash/In Kind Taxes Paid:
Three Months Ended December 31, 2025	$1,451	$8,430	$—	$—	$—	$—	$9,881

Financial Update - Full Year 2025

Net sales for the year ended December 31, 2025 decreased to 6,370 MBOE compared to 7,262 MBOE in the year ended December 31, 2024. The decrease was driven primarily by a reduction in sales volume from Côte d’Ivoire due to the FPSO refurbishment.

The average realized price for the year ended December 31, 2025 was $56.11 per BOE, representing a decrease of 15% from $65.64 realized in the year ended December 31, 2024. This decrease in crude oil price reflects the softening of commodity prices over the past year.

The Company reported a net loss for the year ended December 31, 2025 of $41.4 million, which compares to a net income of $58.5 million for the year ended December 31, 2024. The decrease in net income for the year ended December 31, 2025 compared to the same period in 2024 was primarily driven by a non-cash impairment charge of $67.2 million to the carrying value of proved and unproved oil and gas properties for Vaalco’s Canadian assets reported as held for sale. Also, the net loss was due to lower realized pricing in 2025 and a reduction in sales volume primarily in the Company’s Côte d’Ivoire segment in 2025. In addition, as previously disclosed, the year ended December 31, 2024 included a bargain purchase gain of $13.5 million related to the Baobab acquisition completed in April 2024.

Year to Date Summary - Sales and Net Revenue
$ in thousands	Year Ended December 31, 2025					Year Ended December 31, 2024
	Gabon	Egypt	Canada	Côte d'Ivoire	Total	Gabon	Egypt	Canada	Côte d'Ivoire	Total
Oil Sales	$208,353	$225,957	$15,319	$18,396	$468,025	$236,221	$250,946	$28,418	$95,082	$610,667
NGL Sales	—	—	5,968	—	5,968	—	—	7,859	—	7,859
Gas Sales	—	—	2,052	—	2,052	—	—	1,849	—	1,849
Gross Sales	208,353	225,957	23,339	18,396	476,045	236,221	250,946	38,126	95,082	620,375

Selling Costs & Carried Interest	1,865	(743)	(835)	—	287	2,276	(531)	(1,131)	—	614
Royalties & Taxes	(28,480)	(85,250)	(3,330)	—	(117,060)	(32,543)	(104,449)	(5,009)	—	(142,001)

Net Revenue	$181,738	$139,964	$19,174	$18,396	$359,272	$205,954	$145,966	$31,986	$95,082	$478,988

Oil Sales MMB (working interest)	3,144	3,918	250	238	7,550	2,971	3,791	402	1,223	8,387
Average Oil Price Received	$66.27	$57.48	$61.16	$77.36	$61.99	$79.52	$66.20	$70.66	77.74	$72.81
Change					(15)%
Average Brent Price					$69.14					$80.52
Change					(14)%

Gas Sales MMCF (working interest)	—	—	1,692	—	1,692	—	—	1,772	—	1,772
Average Gas Price Received	—	—	$1.21	—	$1.21	—	—	$1.04	—	$1.04
Change					16%
Average Aeco Price ($USD)	—	—	$1.40	—	$1.40	—	—	$1.05	—	$1.05
Change					33%

NGL Sales MMB (working interest)	—	—	248	—	248	—	—	309	—	309
Average Liquids Price Received	—	—	$24.04	—	$24.04	—	—	$25.46	—	$25.46
Change					(6)%

Capital Investments/Balance Sheet

For the fourth quarter of 2025, net capital expenditures totaled $100.1 million on a cash basis and $88.8 million on an accrual basis, within its fourth quarter guidance of $70 million to $90 million. These expenditures were primarily related to project costs and long-lead items for Egypt and Gabon drilling program, continued FPSO refurbishment and key long leads for the upcoming 2026 drilling campaign in Côte d’Ivoire.

As of December 31, 2025, Vaalco had an unrestricted cash balance of $58.9 million. The Company had a working capital deficit of $59.0 million at December 31, 2025 compared to a working capital of $56.2 million at December 31, 2024. In addition, Vaalco had an Adjusted Working Capital deficit of $41.2 million at December 31, 2025 compared to an Adjusted Working Capital of $73.1 million at December 31, 2024.
In March 2025, Vaalco entered into a new reserves based lending facility (the “2025 RBL Facility”) that had initial aggregate commitments of $190.0 million and the ability to grow to $300.0 million, led by The Standard Bank of South Africa Limited, Isle of Man Branch with other participating banks and financial partners. The new facility, which is subject to customary administrative conditional precedents, replaces the Company’s previously undrawn reserves based lending facility. The Company arranged the new facility primarily to provide short-term funding that may be needed from time-to-time to supplement its internally generated cash flow and cash balance as it executes its planned investment programs across its diversified asset base over the next few years. As of December 31, 2025, the Company had $60.0 million outstanding borrowings.

On February 4, 2026, the Company borrowed an additional $65.0 million under the 2025 RBL Facility. The borrowing accrues interest at a rate of 10.2% per annum which is based on the Term SOFR plus the Applicable Margin of 6.5% per annum. In addition, the borrowing is due to be repaid within one month from the drawdown date with, subject to certain conditions, the option to rollover the debt upon maturity.

Effective October 17, 2025, the Lenders unanimously approved an increase in the Company’s borrowing base under the new facility from $186.6 million to $190.0 million after the Company completed its semi-annual borrowing base redetermination process. In addition, the Lenders also approved to (i) extend the first date on which the Initial Total Commitments will be reduced from September 30, 2026 to March 31, 2027, and (ii) update the semi-annual commitment reduction amounts from $19.0 million to $10.0 million on March 31, 2027, and $22.5 million starting on September 30, 2027.

In addition, on November 7, 2025, subject to certain conditions precedent, certain existing lenders under the new facility agreed to increase their initial commitment effective January 23, 2026 (the “Effective Increase Date”) so that the aggregate borrowing base under the 2025 RBL Facility as of the Effective Increase Date would increase from $190.0 million to $255.0 million. The increase in commitments was undertaken with the existing accordion feature included in the new facility.

Quarterly Cash Dividend
Vaalco paid a quarterly cash dividend of $0.0625 per share of common stock for the fourth quarter of 2025 on December 24, 2025. The Company also recently announced its next quarterly cash dividend of $0.0625 per share of common stock for the first quarter of 2026 ($0.25 annualized), to be paid on March 27, 2026 to stockholders of record at the close of business on February 27, 2026. Future declarations of quarterly dividends and the establishment of future record and payment dates are subject to approval by the Vaalco Board of Directors.
Hedging
The Company continued to hedge a portion of its expected future production to lock in cash flow generation to assist in funding its capital and shareholder return programs.
The following includes hedges remaining in place as of the end of the fourth quarter of 2025:

		Settlement Period
Instrument	Index	January 2026 - March 2026	April 2026 - June 2026	July 2026 - September 2026	October 2026 - December 2026
Crude oil:
Collars	Dated Brent
Total volumes (Bbls)		400,000	360,000	75,000	—
Weighted average floor price ($/Bbl)		$62.29	$61.88	$65.00	$—
Weighted average ceiling price ($/Bbl)		$68.63	$67.95	$71.00	$—

Natural Gas(a):
Swaps	AECO 7A
Total volumes (GJs)(b)		225,000	150,000	150,000	50,000
Weighted average fixed price (CAD/GJ)		$2.99	$2.80	$2.80	$2.80
(a) Natural gas hedge contracts were assumed by the third-party purchaser upon closing of the sale pursuant to the Canada APA.
(b) One gigajoule (GJ) equals one billion joules (J). A gigajoule of natural gas is approximately 25.5 cubic meters standard conditions.

Subsequent to December 31, 2025, the Company entered into the following additional derivative contracts to cover its future anticipated production:

		Settlement Period
Instrument	Index	January 2026 - March 2026	April 2026 - June 2026	July 2026 - September 2026	October 2026 - December 2026	January 2027 - March 2027
Crude oil:
Collars	Dated Brent
Total volumes (Bbls)		260,000	338,000	702,000	692,000	673,000
Weighted average floor price ($/Bbl)		$62.00	$64.22	$63.72	$64.96	$64.68
Weighted average ceiling price ($/Bbl)		$67.80	$70.14	$68.49	$68.33	$72.63

Swaps	Dated Brent
Total volumes (Bbls)		100,000	—	—	—	—
Weighted average fixed price ($/Bbl)		$65.10	$—	$—	$—	$—

The Company has continued to add more hedges as part of a rolling hedging program to provide downside protection against a volatile commodity price backdrop. Taking advantage of higher oil prices in early 2026, the Company further secured the above additional hedge positions. As a result, approximately 2,900 MBbls of 2026 oil production is hedged at an average floor price of approximately $64.00 per barrel. In addition, approximately 700 MBbls of expected 2027 oil production is hedged with an average floor price of approximately $65.00 per barrel.

2026 Guidance:
The Company has provided first quarter 2026 guidance and its full year 2026 guidance. All of the quarterly and annual guidance is detailed in the tables below.

		FY 2026	Gabon	Egypt	Canada	Côte d'Ivoire
Production (BOEPD)	WI	20100 - 22400	8300 - 9200	9500 - 10500	200 - 300	2100 - 2400
Production (BOEPD)	NRI	16100 - 17950	7300 - 8000	6500 - 7300	200 - 250	2100 - 2400
Sales Volume (BOEPD)	WI	18800 - 22600	7200 - 9800	9500 - 10500	200 - 300	1900 - 2000
Sales Volume (BOEPD)	NRI	14900 - 18050	6300 - 8500	6500 - 7300	200 - 250	1900 - 2000
Production Expense (millions)	WI & NRI	$150.50 - $178.00
Production Expense per BOE	WI	$19.00 - $24.00
Production Expense per BOE	NRI	$23.50 - $31.00
Exploration Expense (millions)	WI & NRI	$30 - $35 MM
Offshore Workovers (millions)	WI & NRI	$0 - $10 MM
Cash G&A (millions)	WI & NRI	$31.0 - $37.0 MM
CAPEX Excluding Acquisitions (millions)	WI & NRI	$290 - $360 MM
DD&A ($/BOE)	NRI	$15.00 - $19.00

		Q1 2026	Gabon	Egypt	Canada	Côte d'Ivoire
Production (BOEPD)	WI	18700 - 20600	7300 - 8000	10300 - 11400	1100 - 1200
Production (BOEPD)	NRI	14200 - 16000	6300 - 7000	7000 - 8000	900 - 1000
Sales Volume (BOEPD)	WI	15200 - 17000	3800 - 4400	10300 - 11400	1100 - 1200
Sales Volume (BOEPD)	NRI	11200 - 12900	3300 - 3900	7000 - 8000	900 - 1000
Production Expense (millions)	WI & NRI	$26.0 - $32.5 MM
Production Expense per BOE	WI	$18.00 - $22.00
Production Expense per BOE	NRI	$24.00 - $29.00
Exploration Expense (millions)	WI & NRI	$27 - $32 MM
Offshore Workovers (millions)	WI & NRI	$0 - $0 MM
Cash G&A (millions)	WI & NRI	$7.0 - $9.0 MM
CAPEX Excluding Acquisitions (millions)	WI & NRI	$90- $110 MM
DD&A ($/BOE)	NRI	$16.00 - $19.00

Conference Call
As previously announced, the Company will hold a conference call to discuss its fourth quarter 2025 financial and operating results, Friday, March 13, 2026, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time and 2:00 p.m. London Time). Interested parties may participate by dialing (833) 685-0907. Parties in the United Kingdom may participate toll-free by dialing 08002799489 and other international parties may dial (412) 317-5741. Participants should request to be joined to the “Vaalco Energy Fourth Quarter 2025 Conference Call.” This call will also be webcast on Vaalco’s website at www.vaalco.com. An archived audio replay will be available on Vaalco’s website.
A “Q4 2025 Supplemental Information” investor deck will be posted to Vaalco’s website prior to its conference call on March 13, 2026 that includes additional financial and operational information.
About Vaalco
Vaalco, founded in 1985 and incorporated under the laws of Delaware, is a Houston, Texas, USA based, independent energy company with a diverse portfolio of production, development and exploration assets across Gabon, Egypt, Côte d'Ivoire, Equatorial Guinea and Nigeria.

Vaalco’s Legal Entity Identifier (LEI) is 549300CFHFVIWB8M6T24
For Further Information

Vaalco Energy, Inc. (General and Investor Enquiries)	+00 1 713 543 3422
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Burson Buchanan (UK Financial PR)	+44 (0) 207 466 5000
Barry Archer	VAALCO@buchanan.uk.com
Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created by those laws and other applicable laws and “forward-looking information” within the meaning of applicable Canadian securities laws(collectively, “forward-looking statements”). Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. All statements other than statements of historical fact may be forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “forecast,” “outlook,” “aim,” “target,” “will,” “could,” “should,” “may,” “likely,” “plan” and “probably” or similar words may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this press release include, but are not limited to, statements relating to (i) estimates of future drilling, production, sales and costs of acquiring crude oil, natural gas and natural gas liquids; (ii) expectations regarding future exploration and the development, growth and potential of Vaalco’s operations, project pipeline and investments, and schedule and anticipated benefits to be derived therefrom; (iii) expectations regarding future acquisitions, investments or divestitures; (iv) expectations of future dividends; (v) expectations of future balance sheet strength; and (vi) expectations of future equity and enterprise value.
Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to: risks relating to any unforeseen liabilities of Vaalco; the ability to generate cash flows that, along with cash on hand, will be sufficient to support operations and cash requirements; risks relating to the timing and costs of completion for scheduled maintenance of the FPSO servicing the Baobab field; and the risks described under the caption “Risk Factors” in Vaalco’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q filed with the SEC.
Dividends beyond the first quarter of 2026 have not yet been approved or declared by the Board of Directors for Vaalco. The declaration and payment of future dividends remains at the discretion of the Board and will be determined based on Vaalco’s financial results, balance sheet strength, cash and liquidity requirements, future prospects, crude oil and natural gas prices, and other factors deemed relevant by the Board. The Board reserves all powers related to the declaration and payment of dividends. Consequently, in determining the dividend to be declared and paid on Vaalco common stock, the Board may revise or terminate the payment level at any time without prior notice.
Any forward-looking statement made by Vaalco in this press release is based only on information currently available to Vaalco and speaks only as of the date on which it is made. Except as may be required by applicable securities laws, Vaalco undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Other Oil and Gas Advisories
Investors are cautioned when viewing BOEs in isolation. BOE conversion ratio is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. Given that the value ratio based on the current price of crude oil as compared to natural gas is significantly different from the energy equivalencies described above, utilizing such equivalencies may be incomplete as an indication of value.

Inside Information
This announcement contains inside information as defined in Regulation (EU) No. 596/2014 on market abuse which is part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (“MAR”) and is made in accordance with the Company’s obligations under article 17 of MAR. The person responsible for arranging the release of this announcement on behalf of Vaalco is Matthew Powers, Corporate Secretary of Vaalco.
PV-10 Value and Probable Reserves
PV-10 is a non-GAAP financial measure and represents the period-end present value of estimated future cash inflows from VAALCO’s reserves, less future development and production costs, discounted at 10% per annum to reflect timing of future cash flows. PV-10 values for 2P WI CPR reserves have been calculated using VAALCO’s management assumptions for timing, escalated crude oil price and cost in the case of 2P WI CPR reserves. PV-10 generally differs from standardized measure, the most directly comparable GAAP financial measure, because it generally does not include the effects of income taxes; however, VAALCO’s PV-10 does include the effect of income taxes. PV-10 is a widely used measure within the industry and is commonly used by securities analysts, banks and credit rating agencies to evaluate the estimated future net cash flows from proved reserves on a comparative basis across companies or specific properties. VAALCO’s PV-10 includes the effect of income taxes. Neither PV-10 nor the standardized measure purports to represent the fair value of the Company’s crude oil and natural gas reserves.
VAALCO has provided summations of its PV-10 for its proved and probable reserves on a 2P WI CPR basis in this press release. The SEC strictly prohibits companies from aggregating proved, probable and possible reserves in filings with the SEC due to the different levels of certainty associated with each reserve category. GAAP does not provide a measure of estimated future net cash flows for reserves other than proved reserves and accordingly it is not practicable to reconcile the PV-10 value of 2P WI CPR reserves to a GAAP measure, such as the standardized measure. Investors should be cautioned that estimates of PV-10 of probable reserves, as well as the underlying volumetric estimates, are inherently more uncertain of being recovered and realized than comparable measures for proved reserves. Further, because estimates of probable reserve volumes have not been adjusted for risk due to this uncertainty of recovery, their summation may be of limited use. Nonetheless, VAALCO believes that PV-10 estimates for probable reserves present useful information for investors about the future net cash flows of its reserves in the absence of a comparable GAAP measure such as standardized measure.
WI CPR Reserves
WI CPR reserves represent proved (“1P”) and proved plus probable (“2P”) estimates as reported by NSAI and prepared in accordance with the definitions and guidelines set forth in the 2018 Petroleum Resources Management Systems approved by the Society of Petroleum Engineers. The SEC definitions of proved and probable reserves are different from the definitions contained in the 2018 Petroleum Resources Management Systems approved by the Society of Petroleum Engineers. As a result, 1P and 2P WI CPR reserves may not be comparable to United States standards. The SEC requires United States oil and gas reporting companies, in their filings with the SEC, to disclose only proved reserves after the deduction of royalties and production due to others but permits the optional disclosure of probable and possible reserves in accordance with SEC definitions.
1P and 2P WI CPR reserves, as disclosed herein, may differ from the SEC definitions of proved and probable reserves because:
•Pricing for SEC is the average closing price on the first trading day of each month for the prior year which is then held flat in the future, while the 1P and 2P WI CPR pricing assumption was $65.00 per barrel of oil beginning in 2026, $70.00 in 2027, and inflating 2% thereafter; and
•Lease operating expenses are typically not escalated under the SEC’s rules, while for the WI CPR reserves estimates, they are escalated at 2% annually beginning in 2027.
Management uses 1P and 2P WI CPR reserves as a measurement of operating performance because it assists management in strategic planning, budgeting and economic evaluations and in comparing the operating performance of the Company to other companies. Management believes that the presentation of 1P and 2P WI CPR reserves is useful to its international investors, particularly those that invest in companies trading on the London Stock Exchange, in order to better compare reserve information to other London Stock Exchange-traded companies that report similar measures. However, 1P and 2P WI CPR reserves should not be used as a substitute for proved reserves calculated in accordance with the definitions prescribed by the SEC. In evaluating Vaalco’s business, investors should rely on Vaalco’s SEC proved reserves and consider 1P and 2P WI CPR reserves only supplementally.

VAALCO ENERGY, INC AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	As of December 31, 2025	As of December 31, 2024
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$58,900	$82,650
Receivables:
Trade, net of allowances for credit loss and other of $0.0 million and $0.2 million, respectively	39,924	94,778
Accounts with joint venture owners, net of allowance for credit losses of $2.7 million and $1.5 million, respectively	5,420	179
Egypt receivables and other	2,277	35,763
Other current assets	26,280	24,557
Current assets held for sale	179	—
Total current assets	132,980	237,927
Crude oil, natural gas and NGLs properties and equipment, net	586,095	538,103
Other noncurrent assets:
Restricted cash	1,659	8,665
Value added tax and other receivables, net of allowances for credit loss and other of $0.0 million and $0.8 million, respectively	7,149	10,094
Right of use operating lease assets	16,596	17,254
Right of use finance lease assets	68,615	79,849
Deferred tax assets	54,825	55,581
Other long-term assets	13,630	7,477
Noncurrent assets held for sale	31,826	—
Total assets	$913,375	$954,950
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	191,817	$181,728
Current liabilities held for sale	183	—
Asset retirement obligations	78,406	78,592
Operating lease liabilities - net of current portion	11,183	13,903
Finance lease liabilities - net of current portion	57,256	67,377
Deferred tax liabilities	63,630	93,904
Long-term debt	60,000	—
Other long-term liabilities	—	17,863
Noncurrent liabilities held for sale	7,403	—
Total liabilities	469,878	453,367
Total shareholders’ equity	443,497	501,583
Total liabilities and shareholders’ equity	$913,375	$954,950

VAALCO ENERGY, INC AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2025	December 31, 2024	September 30, 2025	December 31, 2025	December 31, 2024
	(in thousands except per share amounts)
Revenues:
Crude oil, natural gas and natural gas liquids sales	$91,042	$121,721	$61,007	$359,272	$478,988
Operating costs and expenses:
Production expense	43,107	36,641	29,872	158,177	163,500
Exploration expense	6,040	—	353	8,914	48
Depreciation, depletion and amortization	30,845	37,047	20,555	109,978	143,034
Impairment loss on assets held for sale	67,224	—	—	67,224	—
General and administrative expense	6,696	8,454	8,845	33,089	29,684
Credit losses and other	(379)	1,082	484	106	6,304
Total operating costs and expenses	153,533	83,224	60,109	377,488	342,570
Other operating income (expense), net	(2,391)	10	—	(2,391)	78
Operating income (loss)	(64,882)	38,507	898	(20,607)	136,496
Other income (expense):
Derivative instruments gain (loss), net	3,643	(365)	(1,093)	2,876	(745)
Interest expense, net	(2,044)	(1,092)	(2,333)	(8,243)	(3,732)
Bargain purchase gain	—	(6,366)	—	—	13,532
Other income (expense), net	32	(1,828)	33	(595)	(5,754)
Total other income (expense), net	1,631	(9,651)	(3,393)	(5,962)	3,301
Income (loss) before income taxes	(63,251)	28,856	(2,495)	(26,569)	139,797
Income tax expense (benefit)	(4,648)	17,192	(3,596)	14,822	81,307
Net income (loss)	$(58,603)	$11,664	$1,101	$(41,391)	$58,490
Other comprehensive income (loss):
Currency translation adjustments	1,387	(5,975)	(1,799)	4,464	(7,842)
Comprehensive income (loss)	$(57,216)	$5,689	$(698)	$(36,927)	$50,648

Basic net income (loss) per share:
Net income (loss) per share	$(0.56)	$0.11	$0.01	$(0.40)	$0.56
Basic weighted average shares outstanding	104,258	103,743	104,258	104,055	103,669
Diluted net income (loss) per share:
Net income (loss) per share	$(0.56)	$0.11	$0.01	$(0.40)	$0.56
Diluted weighted average shares outstanding	104,258	103,812	104,283	104,055	103,747

VAALCO ENERGY, INC AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Year Ended December 31,
	2025	2024
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(41,391)	$58,490
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	109,978	143,034
Bargain purchase gain and measurement period adjustment	—	(13,532)
Impairment loss on assets held for sale	67,224	—
Deferred taxes	(29,427)	(16,785)
Non-cash exploration expense	2,409	48
Stock-based compensation expense	6,211	4,281
Derivative instruments loss, net	(2,876)	745
Cash settlements paid on matured derivative contracts, net	(48)	(453)
Credit losses and other	(389)	5,979
Equipment and other expensed in operations	5,572	2,505
Change in operating assets and liabilities	95,404	(70,594)
Net cash provided by operating activities	212,667	113,718
CASH FLOWS FROM INVESTING ACTIVITIES:
Property and equipment expenditures, including exploration expense	(252,856)	(102,996)
Acquisition of crude oil and natural gas properties	(3,034)	877
Net cash used in investing activities	(255,890)	(102,119)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuances of common stock	—	447
Proceeds from borrowings	60,000	—
Dividend distribution	(26,480)	(26,216)
Treasury shares	(709)	(6,802)
Deferred financing costs	(7,145)	—
Payments of finance lease	(13,289)	(10,477)
Net cash provided by (used in) in financing activities	12,377	(43,048)
Effects of exchange rate changes on cash	83	(3)
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(30,763)	(31,452)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF PERIOD	97,726	129,178
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$66,963	$97,726

VAALCO ENERGY, INC AND SUBSIDIARIES
Selected Financial and Operating Statistics
(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2025	December 31, 2024	September 30, 2025	December 31, 2025	December 31, 2024
NRI SALES DATA
Crude oil, natural gas and natural gas liquids sales (MBOE)	1,708	1,872	1,180	6,370	7,262
Average daily sales volumes (BOE)	18,566	20,352	12,831	17,452	19,843

WI PRODUCTION DATA
Etame Crude oil (MBbl)	712	791	655	2,913	3,199
Gabon Average daily production volumes (BOEPD)	7,743	8,598	7,118	7,982	8,741

Egypt Crude oil (MBbl)	1,009	923	995	3,918	3,791
Egypt Average daily production volumes (BOEPD)	10,963	10,035	10,812	10,735	10,357

Canada Crude Oil (MBbl)	56	99	52	250	402
Canada Natural Gas (MMcf)	402	431	429	1,692	1,772
Canada Natural Gas Liquid (MBOE)	63	75	56	248	309
Canada Crude oil, natural gas and natural gas liquids (MBOE)	186	246	180	781	1,006
Canada Average daily production volumes (BOEPD)	2,023	2,669	1,957	2,139	2,749

Côte d'Ivoire Crude oil (MBbl)	—	368	—	111	1,058
Côte d'Ivoire Average daily production volumes (BOEPD)	—	3,997	—	305	2,891

Total Crude oil, natural gas and natural gas liquids production (MBOE)	1,907	2,328	1,830	7,723	9,054
Average daily production volumes (BOEPD)	20,729	25,300	19,887	21,160	24,738

NRI PRODUCTION DATA
Etame Crude oil (MBbl)	620	688	570	2,535	2,783
Gabon Average daily production volumes (BOEPD)	6,737	7,481	6,192	6,944	7,605

Egypt Crude oil (MBbl)	702	644	693	2,730	2,585
Egypt Average daily production volumes (BOEPD)	7,635	7,001	7,532	7,479	7,063

Canada Crude Oil (MBbl)	48	85	45	214	350
Canada Natural Gas (MMcf)	349	371	368	1,449	1,542
Canada Natural Gas Liquid (MBOE)	55	64	48	212	269
Canada Crude oil, natural gas and natural gas liquids (MBOE)	162	211	154	667	870
Canada Average daily production volumes (BOEPD)	1,757	2,296	1,681	1,828	2,377

Côte d'Ivoire Crude oil (MBbl)	—	368	—	111	1,058
Côte d'Ivoire Average daily production volumes (BOEPD)	—	3,997	—	305	2,891

Total Crude oil, natural gas and natural gas liquids production (MBOE)	1,484	1,911	1,417	6,043	7,296
Average daily production volumes (BOEPD)	16,128	20,775	15,405	16,556	19,935

AVERAGE SALES PRICES:
Crude oil, natural gas and natural gas liquids sales (per BOE) - WI basis	$53.46	$65.69	$55.91	$58.72	$68.63
Crude oil, natural gas and natural gas liquids sales (per BOE) - NRI basis	$52.54	$64.77	$51.26	$56.11	$65.64
Crude oil, natural gas and natural gas liquids sales (Per BOE including realized commodity derivatives) - NRI basis	$52.59	$64.48	$50.96	$56.10	$65.58

COSTS AND EXPENSES (Per BOE of sales):
Production expense	$25.24	$19.57	$25.30	$24.83	$22.51
Production expense, excluding offshore workovers and stock compensation*	$25.20	$19.49	$25.23	$24.78	$22.48
Depreciation, depletion and amortization	$18.06	$19.79	$17.41	$17.27	$19.69
General and administrative expense**	$3.92	$4.52	$7.49	$5.19	$4.09
Property and equipment expenditures, cash basis (in thousands)	$100,128	$41,466	$48,302	$252,856	$102,996
*Offshore workover costs excluded for Q4 2025, Q4 2024, and Q3 2025 are $0.1 million, $0.1 million and $0.1 million, respectively.
*Stock compensation associated with production expense excluded for Q4 2025, Q4 2024, and Q3 2025 are immaterial.
**General and administrative expenses include $0.88, $0.72 and $1.42 per barrel of oil related to stock-based compensation expense for Q4 2025, Q4 2024, and Q3 2025, respectively.

NON-GAAP FINANCIAL MEASURES
Management uses Adjusted Net Income to evaluate operating and financial performance and believes the measure is useful to investors because it eliminates the impact of certain non-cash and/or other items that management does not consider to be indicative of the Company’s performance from period to period. Management also believes this non-GAAP measure is useful to investors to evaluate and compare the Company’s operating and financial performance across periods, as well as to facilitate comparisons to others in the Company’s industry. Adjusted Net Income is a non-GAAP financial measure and as used herein represents net income, plus deferred income tax expense (benefit), unrealized derivative instrument loss (gain), bargain purchase gain on the Baobab Acquisition, FPSO demobilization, transaction costs related to the Baobab acquisition and non-cash and other items.
Adjusted EBITDAX is a supplemental non-GAAP financial measure used by Vaalco’s management and by external users of the Company’s financial statements, such as industry analysts, lenders, rating agencies, investors and others who follow the industry. Management believes the measure is useful to investors because it is as an indicator of the Company’s ability to internally fund exploration and development activities and to service or incur additional debt. Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income, plus interest expense (income) net, income tax expense (benefit), depreciation, depletion and amortization, exploration expense, FPSO demobilization, non-cash and other items including stock compensation expense, bargain purchase gain on the Baobab Acquisition, other operating (income) expense, net, non-cash purchase price adjustment, transaction costs related to acquisition, credit losses and other and unrealized derivative instrument loss (gain).
Management uses Adjusted Working Capital as a transition tool to assess the working capital position of the Company’s continuing operations excluding leasing obligations because it eliminates the impact of discontinued operations as well as the impact of lease liabilities. Under the applicable lease accounting standards, lease liabilities related to assets used in joint operations include both the Company’s share of expenditures as well as the share of lease expenditures which its non-operator joint venture owners’ will be obligated to pay under joint operating agreements. Adjusted Working Capital is a non-GAAP financial measure and as used herein represents working capital excluding working capital attributable to discontinued operations and current liabilities associated with lease obligations.
Management uses Free Cash Flow to evaluate financial performance and to determine the total amount of cash over a specified period available to be used in connection with returning cash to shareholders, and believes the measure is useful to investors because it provides the total amount of net cash available for returning cash to shareholders by adding cash generated from operating activities, subtracting amounts used in financing and investing activities, effects of exchange rate changes on cash and adding back amounts used for dividend payments and stock repurchases. Free Cash Flow is a non-GAAP financial measure and as used herein represents net change in cash, cash equivalents and restricted cash and adds the amounts paid under dividend distributions and share repurchases over a specified period.
Free Cash Flow has significant limitations, including that it does not represent residual cash flows available for discretionary purposes and should not be used as a substitute for cash flow measures prepared in accordance with GAAP. Free Cash Flow should not be considered as a substitute for cashflows from operating activities before discontinued operations or any other liquidity measure presented in accordance with GAAP. Free Cash Flow may vary among other companies. Therefore, the Company’s Free Cash Flow may not be comparable to similarly titled measures used by other companies.
Adjusted EBITDAX and Adjusted Net Income have significant limitations, including that they do not reflect the Company’s cash requirements for capital expenditures, contractual commitments, working capital or debt service. Adjusted EBITDAX, Adjusted Net Income, Adjusted Working Capital and Free Cash Flow should not be considered as substitutes for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDAX and Adjusted Net Income exclude some, but not all, items that affect net income (loss) and operating income (loss), and the calculation of these measures may vary among other companies. Therefore, the Company’s Adjusted EBITDAX, Adjusted Net Income, Adjusted Working Capital and Free Cash Flow may not be comparable to similarly titled measures used by other companies.
The tables below reconcile the most directly comparable GAAP financial measures to Adjusted Net Income, Adjusted EBITDAX, Adjusted Working Capital and Free Cash Flow.

VAALCO ENERGY, INC AND SUBSIDIARIES
Reconciliations of Non-GAAP Financial Measures
(Unaudited)
(in thousands)

	Three Months Ended			Year Ended
Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)	December 31, 2025	December 31, 2024	September 30, 2025	December 31, 2025	December 31, 2024
Net income (loss)	$(58,603)	$11,664	$1,101	$(41,391)	$58,490
Adjustment for discrete items:
Unrealized derivative instruments (gain) loss	(3,549)	96	737	(2,923)	292
Impairment loss on assets held for sale	67,224	—	—	67,224	—
Bargain purchase gain and measurement period adjustment	—	6,366	—	—	(13,532)
Deferred income tax benefit	(9,858)	(11,781)	(12,171)	(29,427)	(20,332)
Non-cash purchase price adjustment	—	—	—	—	14,981
Transaction costs related to acquisition	53	508	17	126	3,910
Other operating (income) expense, net	2,391	(10)	—	2,391	(78)
Adjusted Net Income (Loss)	$(2,342)	$6,843	$(10,316)	$(4,000)	$43,731

Diluted Adjusted Net Income (Loss) per Share	$(0.02)	$0.07	$(0.10)	$(0.04)	$0.42
Diluted weighted average shares outstanding (1)	104,258	103,812	104,283	104,055	103,747
(1)No adjustments to weighted average shares outstanding

	Three Months Ended			Year Ended
Reconciliation of Net Income to Adjusted EBITDAX	December 31, 2025	December 31, 2024	September 30, 2025	December 31, 2025	December 31, 2024
Net income (loss)	$(58,603)	$11,664	$1,101	$(41,391)	$58,490
Add back:
Interest expense, net	2,044	1,092	2,333	8,243	3,732
Income tax expense	(4,648)	17,192	(3,596)	14,822	81,307
Depreciation, depletion and amortization	30,845	37,047	20,555	109,978	143,034
Impairment loss on assets held for sale	67,224	—	—	67,224	—
Exploration expense	6,040	—	353	8,914	48
Non-cash or unusual items:
Stock-based compensation	1,508	1,196	1,685	5,956	4,558
Unrealized derivative instruments (gain) loss	(3,549)	96	737	(2,923)	292
Bargain purchase gain and measurement period adjustment	—	6,366	—	—	(13,532)
Other operating (income) expense, net	2,391	(10)	—	2,391	(78)
Non-cash purchase price adjustment	—	—	—	—	14,981
Transaction costs related to acquisition	53	508	17	126	3,910
Credit losses (recovery) and other	(379)	1,082	484	106	6,304
Adjusted EBITDAX	$42,926	$76,233	$23,669	$173,446	$303,046

VAALCO ENERGY, INC AND SUBSIDIARIES
Reconciliations of Non-GAAP Financial Measures
(Unaudited)
(in thousands)

Reconciliation of Working Capital to Adjusted Working Capital	December 31, 2025	December 31, 2024	Change
Current assets	$132,980	$237,927	$(104,947)
Current liabilities	(192,000)	(181,728)	(10,272)
Working capital	(59,020)	56,199	(115,219)
Add: lease liabilities - current portion	17,863	16,895	968
Adjusted Working Capital	$(41,157)	$73,094	$(114,251)

Year Ended December 31, 2025
Reconciliation of Free Cash Flow	(in thousands)
Net cash provided by Operating activities	$212,667
Net cash used in Investing activities	(255,890)
Net cash provided by Financing activities	12,377
Effects of exchange rate changes on cash	83
Total net cash change	(30,763)

Add back shareholder cash out:
Dividends paid	26,480
Total cash returned to shareholders	26,480

Free Cash Flow	$(4,283)

Reconciliation of Debt to Net Debt
Net debt, or outstanding debt obligations less cash and cash equivalents, is a non-GAAP financial measure. Management uses net debt as a measure of the Company’s outstanding debt obligations that would not be readily satisfied by its cash and cash equivalents on hand.

Reconciliation of Debt to Net Debt	December 31, 2025	September 30, 2025
Long-term debt	$60,000	$60,000
Less: Cash and cash equivalents	(58,900)	(32,114)
Net debt	$1,100	$27,886